UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2010
Lorillard, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34097	13-1911176

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

714 Green Valley Road Greensboro, North Carolina	24708-7018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (336) 335-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 12, 2010, Lorillard, Inc. (the “Company”) announced that the Board of Directors has named Murray S. Kessler to succeed Martin L. Orlowsky as the Company’s President and Chief Executive Officer, effective September 13, 2010 (the “Effective Date”). Mr. Orlowsky, who has been employed with the Company and its subsidiaries for almost 20 years, announced his plans to retire, effective December 31, 2010. Mr. Orlowsky will remain Chairman of the Board through December 31, 2010 and also intends to retire from the Board of Directors at that time. Mr. Kessler will assume the role of Chairman of the Board, effective January 1, 2011. A copy of the Company’s press release dated August 12, 2010 is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Mr. Orlowsky has entered into a Consulting Agreement with the Company dated August 12, 2010 which provides for a two year consulting period following his retirement during which Mr. Orlowsky will provide consulting services to the Company and be paid a consulting fee of $0.5 million per year. During the term of the Consulting Agreement, Mr. Orlowsky will be subject to the same restrictive covenants provided by Sections 10 through 12 of his Amended and Restated Employment Agreement dated December 19, 2008 (the “Employment Agreement”). In addition, the Consulting Agreement provides for continued vesting of Mr. Orlowsky’s unvested stock appreciation rights, stock options and restricted stock awards pursuant to their terms through the applicable vesting dates provided in the original award certificates as well as the accelerated vesting of any unvested restricted stock awards on December 31, 2012. The Consulting Agreement also contains certain amendments to Mr. Orlowsky’s Employment Agreement, including modifications to the positions he will hold during the term thereof and application of the Company’s clawback policy.
The terms of Mr. Kessler’s Offer Letter with the Company dated August 12, 2010 provide for a base salary of $1.2 million per year, a target annual incentive plan payout of $1.8 million subject to pre-established performance goals (pro rated for 2010), long-term incentive opportunity of $5.0 million per year consisting of one-third stock option awards to be granted in four equal quarterly installments beginning on or about the Effective Date and two-thirds restricted stock awards to be granted on about the Effective Date (pro rated for 2010), a signing bonus of $1.0 million to be paid within 30 days of the Effective Date and generally subject to repayment on a pro rata basis if Mr. Kessler’s employment is terminated prior to the second anniversary of the Effective Date, reimbursement for relocation expenses in accordance with the Company’s relocation policy, and reimbursement for legal fees incurred in connection with the negotiation of the terms of his employment. Mr. Kessler will also be subject to certain restrictive covenants, including non-compete and non-solicitation covenants for three years following his termination from employment and a confidentiality covenant, as well as the Company’s stock ownership guidelines and clawback policy.
Pursuant to the terms of the Offer Letter, Mr. Kessler will enter into a change in control severance agreement providing for a three times severance multiple and an indemnification agreement with the Company upon the same terms as those previously entered into with the Company’s other senior executive officers; provided however that, the excise tax gross up provision in Section 6.2 of the change in control severance agreement entered into with other executives has been replaced with a “better of net-after-tax or cutback” provision which requires that the payments contingent upon a change in control be reduced to less than three times Mr. Kessler’s “base amount” (as defined by the applicable provisions of the Internal Revenue Code of 1986, as amended) if such reduction would place him in a better after-tax financial position than if all such payments were made and applicable taxes, including excise taxes, paid. See the description of the material terms of these agreements as set forth under “Change in Control and Other Severance Arrangements” and “Indemnification Agreements” in the Company’s 2010 Proxy Statement filed with the Securities and Exchange Commission on April 5, 2010 and incorporated herein by reference.
Mr. Kessler served as a member of the Board of Directors of UST Inc. from November 2005 through December 2008.
The above description of the Employment Agreement, Consulting Agreement and Offer Letter are qualified in their entirety by reference to the terms of those agreements attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.
In addition, on August 11, 2010, David H. Taylor, Executive Vice President, Finance and Planning and Chief Financial Officer of the Company, resigned as a director of the Board, effective September 13, 2010, upon the Board’s request as part of certain corporate governance policy changes. The Board determined that only executive officers serving as Chairman of the Board and/or Chief Executive Officer serve as directors to ensure that the Board maintained a supermajority of independent directors.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1
Amended and Restated Employment Agreement between the Company and Martin L. Orlowsky dated December 19, 2008, incorporated herein by reference to Exhibit 10.2 to our Annual Report on Form 10-K (File No. 1-34097) filed on March 2, 2009

10.2	Consulting Agreement between the Company and Martin L. Orlowsky dated August 12, 2010

10.3	Offer Letter between the Company and Murray S. Kessler dated August 12, 2010

99.1	Press release dated August 12, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORILLARD, INC. (Registrant)
By:	/s/ David H. Taylor
David H. Taylor
Executive Vice President, Finance and Planning and Chief Financial Officer

Dated: August 12, 2010